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                                                           Exhibit 22
                               JONATHAN D. EILIAN
                               Carnegie Hall Tower
                        152 West 57th Street, 56th Floor
                            New York, New York 10019

                                                                   June 23, 2005

JQH Acquisition LLC
Carnegie Hall Tower
152 West 57th Street, 56th Floor
New York, New York  10019

Ladies and Gentlemen:

      You have advised me that JQH Acquisition LLC ("Parent") intends to acquire John Q. Hammons Hotels, Inc., a Delaware corporation (the "Company"), by merging JQH Merger Corporation, a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), with and into the Company whereby the Company will become a subsidiary of Parent (such transaction being hereinafter referred to as the "Merger"). In connection with the Merger, I am pleased to confirm that I commit to provide or cause to be provided to Parent on the terms and subject to the conditions and assumptions set forth herein up to $21,040,000 of equity financing to Parent for purposes of the Merger.

            1. Conditions. My equity financing will be subject to the satisfaction of all conditions to the closing of the Merger contained in the Merger Agreement, dated as of June 14, 2005, among the Company, Parent and Merger Sub (the "Merger Agreement"), that are for the benefit of Parent and Merger Sub.

            2. Duration of this Letter. This letter and the commitment contained herein shall terminate upon the earlier of (i) the consummation of the Merger, and (ii) the termination of the Merger Agreement in accordance with its terms. Upon any such termination of this letter, any obligations hereunder will terminate and no party shall have any liability whatsoever to any other party, except for any liability arising out of any breach hereof occurring prior to such termination.

            3. Publicity. Any publicity relating to the equity financing contemplated hereby or my involvement in the Merger, and the method of its release, shall be approved by me.

            4. Effect of this Letter. Paragraphs 3, 6 and 7 shall survive any termination of this letter.

            5. Amendments. No amendment, waiver or modification of any provision of this letter shall become effective unless the same shall be in writing and signed by each of the parties hereto.


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JQH Acquisition LLC                                                June 23, 2005

            6. Liability. Notwithstanding anything that may be expressed or implied in this letter, no person, other than me, shall have any obligation hereunder and no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any of my affiliates or any current or future director, officer, employee, general or limited partner, member, affiliate or assignee of any of my affiliates, or by virtue of any statute, regulation or other applicable law, it being expressly acknowledged and agreed that none of my affiliates or any current or future director, officer, employee, general or limited partner, member, affiliate or assignee of any of my affiliates shall have any liability for any of my obligations under this letter agreement or any documents or instruments delivered in connection herewith or for any claim based on, in respect of or by reason of such obligations or their creation. Under no circumstances will (i) my maximum aggregate liability under this letter agreement, or under any other circumstances if the Merger does not occur, exceed the Fee Amount deposited into the Fee Amount Escrow Account (each as defined in the Merger Agreement), which shall secure all of my payment obligations pursuant to this letter agreement or (ii) any obligation contained in, arising from or relating to this letter be enforceable by way of specific performance. All claims made against me under this letter agreement shall be satisfied solely out of the Fee Amount Escrow Account (as defined in the Merger Agreement).

            7. No Reliance or Third Party Beneficiaries. This letter may be relied on only by Parent and the Company as an intended third party beneficiary pursuant hereto. Except as set forth in the preceding sentence, nothing herein is intended to confer, expressly or by implication, upon any person or entity any right or remedy under or by reason of this letter, whether as a purported third party beneficiary or otherwise.

                                    * * * * *


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JQH Acquisition LLC                                                June 23, 2005

            If you have any questions regarding this letter, please contact me at the address above, or by telephone at (212) 884-8753.

                                Very truly yours,

                                /s/ Jonathan D. Eilian
                                ----------------------
                                Jonathan D. Eilian

Accepted and Agreed,
this 23rd day of June, 2005


JQH ACQUISITION LLC


By: /s/ Jonathan D. Eilian
    ----------------------
      Name:
      Title:


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